Exhibit 10.4

BIOVAIL CORPORATION NON-EXECUTIVE CHAIRMAN AND

BIOVAIL LABORATORIES INTERNATIONAL SRL PRESIDENT

AGREEMENT

BETWEEN:

Biovail Corporation
(hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

Biovail Laboratories International SRL
(hereinafter called “BLS”)

OF THE SECOND PART

- and -

William M. Wells
(hereinafter called “Mr. Wells”)

OF THE THIRD PART

WHEREAS Mr. Wells is employed as Chief Executive Officer of the Corporation and President of BLS;

WHEREAS Mr. Wells previously entered into an Executive Employment Agreement with the Corporation, dated May 1, 2008 (the “Employment Agreement”);

WHEREAS, on the date hereof, the Corporation, Valeant Pharmaceuticals International (“Valeant”) and Beach Merger Corp. have entered into an Agreement and Plan of Merger (the “Merger Agreement”) (the merger provided for in the Merger Agreement, the “Merger”, and the date of consummation of the Merger, the “Effective Date”);

WHEREAS the Corporation desires to deem the Merger a Change in Control (as defined in the Employment Agreement);

WHEREAS the Corporation desires to terminate Mr. Wells’s employment without Cause (as defined in the Employment Agreement), effective as of the Effective Date, immediately following the consummation of the Merger;

WHEREAS, as a result of such termination from the Corporation, Mr. Wells will be entitled to receive certain severance payments and benefits provided for in the Employment Agreement;

WHEREAS the Corporation desires to appoint Mr. Wells the Non-Executive Chairman (the “Non-Executive Chairman”) of the Board of Directors of the Corporation (the “Board”), effective upon Mr. Wells’s termination of employment from the Corporation, and BLS desires to continue Mr. Wells’s employment;

WHEREAS the Corporation, BLS and Mr. Wells desire to enter into this Non-Executive Chairman and BLS President Agreement (this “Agreement”) to set forth the terms of Mr. Wells’s role as Non-Executive Chairman, both during a limited transition period on and following the Effective Date during which Mr. Wells will serve as President and chairman of BLS and thereafter;

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Term of Agreement

SECTION 1.01. Term of Agreement.  This Agreement shall be effective as of the Effective Date and shall continue in full force and effect indefinitely until terminated pursuant to Article VII hereof.  The period of Mr. Wells’s services under this Agreement shall be referred to as the “Term”.  This Agreement shall be null and void ab initio and of no force and effect if the Merger Agreement is terminated in accordance with its terms and the Merger is not consummated.

ARTICLE II

Severance Payments and Benefits

SECTION 2.01. Change in Control.  The Merger shall be deemed a Change in Control for purposes of the Employment Agreement.

SECTION 2.02. Termination of Employment.  Effective as of the Effective Date, immediately following the consummation of the Merger, the Corporation shall terminate Mr. Wells’s employment without Cause.

SECTION 2.03. Severance Payments and Benefits.  Pursuant to Sections 2.01 and 2.06(c) of the Employment Agreement (as modified herein), in addition to any benefits or compensation accrued, earned and due to Mr. Wells but not yet paid as of the Effective Date, Mr. Wells shall be eligible to receive the severance payments and benefits described in this Section 2.03; provided that (i) Mr. Wells continues to comply with the provisions of Article VIII hereof and (ii) Mr. Wells executes, and does not revoke, a Release (as defined, and subject to the conditions, in the Employment Agreement).

(a) Mr. Wells shall be paid a lump sum severance payment within 60 days of the Effective Date, equal to two (2) times Mr. Wells’s base salary (calculated using Mr. Wells’s annual base salary in the year in which the Effective Date occurs) plus two (2) times Mr. Wells’s target level of annual incentive compensation under the Short Term Incentive Plan (as defined in the Employment Agreement) for the fiscal year prior to the fiscal year in which the Effective Date occurs;

(b) Mr. Wells shall be entitled to a pro-rated portion of Mr. Wells’s target level of annual incentive compensation under the Short Term Incentive Plan for the fiscal year in which the Effective Date occurs, based on the number of months (rounded to the next highest number for a partial month) of the fiscal year elapsed prior to the Effective Date and calculated in accordance with the terms of the Short Term Incentive Plan; provided that within the 30 days immediately prior to the Effective Date, the Board (or a committee thereof) shall review the Corporation’s and Mr. Wells’s performance through the date of such review that would otherwise be used to determine payouts under the Short Term Incentive Plan for the fiscal year in which the Effective Date occurs, and the Board (or such committee) shall consider in its absolute discretion whether to pay a larger amount of incentive compensation to Mr. Wells with respect to such plan than would otherwise be paid pursuant this Section 2.03(b).

(c) Until the earlier of (i) the end of the two (2) year period following the Effective Date, and (ii) the date, or dates, Mr. Wells is eligible to receive benefits under the same type of plan of a subsequent employer (the “Benefit Period”), the Corporation shall pay to Mr. Wells a monthly payment on the first payroll date of each month equal to the COBRA cost of continued medical and dental coverage for Mr. Wells and Mr. Wells’s covered dependents under the medical and dental plans of the Corporation pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), less the amount that Mr. Wells would be required to contribute for medical and dental coverage if Mr. Wells were an active employee.  These payments shall commence on the Corporation’s first payroll date after the Effective Date and shall continue until the end of the Benefit Period (but not longer than the Benefit Period);

(d)  Except as otherwise provided in this Section 2.03(d), upon and following the Effective Date, the equity compensation awards that Mr. Wells holds as of the Effective Date shall remain outstanding in accordance with their terms and the terms of the equity compensation plans and award agreements pursuant to which such equity compensation awards were granted.  Notwithstanding the foregoing, (i) any unvested equity compensation awards held by Mr. Wells as of the Effective Date other than any restricted share unit awards with performance goals (“Performance-based RSUs”) shall automatically accelerate and become one hundred percent (100%) vested and, as applicable, exercisable, as of the Effective Date, and (ii) (A) the performance period with respect to any Performance-based RSUs held by Mr. Wells as of the Effective Date shall terminate on the Effective Date, (B) the performance multiplier used to determine the number of such performance-based RSUs that will be earned and settled pursuant to the applicable equity compensation plan or award agreement shall be determined based on performance during the applicable performance period through the Effective Date; provided that the price per share in the capital of the Corporation on the Effective Date used for purposes of determining such multiplier shall be increased by the value of the Post-Merger Special Dividend, (C) within 10 business days following the Effective Date, the Corporation shall provide Mr. Wells with the shares in the capital of the Corporation underlying the Performance-based RSUs that are earned pursuant to the preceding clause (B), plus any dividends accrued and paid thereon from the Effective Date to the date of delivery of the shares to Mr. Wells, and (D) any Performance-based RSUs held by Mr. Wells as of the Effective Date that are not earned pursuant to clause (B) shall be forfeited for no consideration as of the Effective Date.

(e)  In the event any payments or benefits made to Mr. Wells are deemed “excess parachute payments” within the meaning of Section 280G of the Code, and Mr. Wells is subject to excise tax under Section 4999 of the Code (the “Excise Tax”) with respect to such payments, Mr. Wells shall receive, in addition to any other payments and benefits to which he is entitled under this Agreement, an amount which, after imposition of any income, employment, excise or other taxes on such amount (including any income, employment, excise or other taxes paid on any amount due under this Section), equals the difference between the amount he actually receives after payment of all taxes including all Excise Tax and the after-tax amount he would receive if no Excise Tax were imposed on him.  Notwithstanding any provision of this Agreement to the contrary, in accordance with the requirements of section 409A of the Code, any additional payment payable to Mr. Wells hereunder shall be paid not later than the end of the calendar year next following the calendar year in which Mr. Wells or the Corporation (as applicable) remits the taxes for which the additional payment is being paid; and

(f) For purposes of the foregoing and for the avoidance of doubt, Mr. Wells and the Corporation acknowledge that (i) Mr. Wells’s annual base salary in 2010 is $860,000 (ii) Mr. Wells’s target level of annual incentive compensation under the Short Term Incentive Plan for the 2009 fiscal year was $860,000 and (iii) Mr. Wells’s target level of annual incentive compensation under the Short Term Incentive Plan for the 2010 fiscal year is $860,000.

ARTICLE III

Retention of Shares

SECTION 3.01. Retention of Shares.  Mr. Wells and the Corporation acknowledge that, as of the date of this Agreement, Mr. Wells holds the shares in the capital of the Corporation that are listed on Schedule A (the “Shares”).  During the Term, Mr. Wells shall not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any of the Shares otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Corporation.

ARTICLE IV

Services, Continued Employment and Residence

SECTION 4.01. Services During Term.  Effective as of the Effective Date, upon the termination of Mr. Wells’s employment in accordance with Section 2.02, Mr. Wells shall be appointed as the Non-Executive Chairman and shall serve in such position during the remainder of the Term.  Mr. Wells’s duties as Non-Executive Chairman shall include presiding over meetings of the Board, calling special meetings of the Board, receiving Board and officer resignations, and such other specific duties that are normal and customary to such position and as may reasonably be assigned to the Non-Executive Chairman from time to time by the Board.  The scope of Mr. Wells’s activities and his committee memberships shall be determined by the Board, acting in its sole discretion.  Mr. Wells shall report to the Board and coordinate his activities with the Board and the Corporation. The foregoing duties of Mr. Wells shall be referred to for purposes of this Agreement as the “General Services”.

SECTION 4.02. Continued BLS Employment and Additional Services During Transition Period.  The period from the Effective Date through the date that is 15 days following the date on which the Board determines that the Corporation’s Chief Executive Officer (or another individual designated by the Board) has become a resident of Barbados and President and chairman of BLS (the date of such determination, the “Residence Date”) shall be referred to for purposes of this Agreement as the “Transition Period”; provided that the Board (at the request of the Corporation’s Chief Executive Officer) may extend the Transition Period by up to nine additional months (but in no event beyond the 12-month anniversary of the Effective Date) upon written notice to Mr. Wells prior to the Residence Date; provided, however, that Mr. Wells may terminate any such extension of the Transition Period upon 30 days’ written notice to the Corporation and BLS.  During the Transition Period, in addition to the General Services, Mr. Wells shall (a) continue to serve as the President and chairman of BLS, continue to perform his customary duties consistent with his positions as President and chairman of BLS, and continue to be based in Barbados and maintain his residence and entitlement to work in Barbados and (b) as requested by the Corporation’s Chief Executive Officer, (i) provide transition services in connection with the Merger and the integration of the Corporation and Valeant, consistent with Mr. Wells’s continuing position as President of BLS and his prior position as Chief Executive Officer of the Corporation, (ii) assist the Corporation and BLS in complying with Barbados and other tax processes and procedures, (iii) assist the Corporation and BLS in maintaining research and development partner relations and (iv) assist the Corporation in maintaining investor relations within the Canadian investor community.  The foregoing duties of Mr. Wells shall be referred to for purposes of this Agreement as the “Transition Services”.

ARTICLE V

Remuneration During Term

SECTION 5.01. Remuneration During Term.  The Corporation shall pay to Mr. Wells $350,000 per year during the Term (both during and following the Transition Period) for the General Services (the “General Services Fee”).  The General Services Fee shall be paid in the form of deferred share units.  Such deferred share units shall be granted under, and subject to the terms and conditions of, the applicable equity compensation plan of the Corporation.  The General Services Fee shall be paid in four equal annual installments, with each installment payable on the first business day of each calendar quarter during the Term; provided that the first installment of the General Services Fee shall be prorated based on the number of days on and following the Effective Date in the calendar quarter that includes the Effective Date and shall be payable on or about the Effective Date.  Each such installment of deferred share units shall be valued based on the fair market value of the underlying stock on the date of grant.

SECTION 5.02. Additional Remuneration During Transition Period.  In addition to the General Services Fee, BLS shall pay to Mr. Wells a cash fee for the Transition Services (the “Transition Services Fee”) in the amount of $40,000 for each month of the Term that ends during the Transition Period, payable in cash in arrears on the last business day of each such month, subject to Mr Wells’s compliance with his obligations set forth in Section 4.02 through each such payment date; provided that the first installment of the Transition Services Fee shall be prorated based on the number of days on and following the Effective Date in the calendar month that includes the Effective Date.  Within five days following the end of the Transition Period (but in no event later than 12 months following the Effective Date), BLS shall pay to Mr. Wells a lump-sum cash fee for the Transition Services in an amount equal to the excess, if any, of (i) $860,000 over (ii) the aggregate amount of the Transition Services Fee paid to him prior to such earlier date, subject to Mr. Wells’s compliance with his obligations set forth in Section 4.02 during the Transition Period.  Mr. Wells shall be entitled to no further remuneration as a consequence of the termination of the Transition Period.  If the Corporation, BLS and Mr. Wells agree to extend the period during which Mr. Wells provides Transition Services by more than 12 months following the Effective Date, Mr. Wells’s remuneration during such extended period shall be reasonably determined by negotiations among the Corporation, BLS and Mr. Wells at the time of such extension.

SECTION 5.03. Perquisites and Expenses and Location of Services.

(a) During the Transition Period, BLS shall provide for the lease of appropriate accommodation in Barbados for Mr. Wells and associated expenses consistent with past practice.

(b) During the Transition Period, BLS shall pay Mr. Wells a monthly car allowance, in an amount sufficient to cover the lease and insurance costs of an automobile selected and leased in Barbados by Mr. Wells.

(c) During the Transition Period Mr. Wells shall be provided with an appropriate permanent office and secretarial and other support facilities solely at BLS’s headquarters in Barbados.  At all times and without exception during the Transition Period, in Mr. Wells’s capacity as President of BLS, Mr. Wells shall not perform any activities for or on behalf of BLS from any Company facility outside of Barbados, or otherwise outside of Barbados except, in the latter case, for occasional and customary visits to customers, prospective business partners, advisors, and suppliers, or to attend conferences or similar public functions relevant to Mr. Wells’s role and responsibilities as President of BLS.

(d) During the Term, subject to the approval of the Corporation’s Chief Executive Officer and in accordance with any applicable business travel policies of the Corporation, Mr. Wells shall have access to the Corporation’s owned or leased aircraft as needed in performing his services hereunder and Mr. Wells’s spouse shall be permitted to accompany Mr. Wells on trips as deemed appropriate, with the understanding that the foregoing may result in taxable income to Mr. Wells.

(e) BLS shall reimburse Mr. Wells for costs incurred by Mr. Wells in connection with tax preparation with respect to any of his tax returns for his 2010 and 2011 taxable years, to be furnished by such advisors as chosen by Mr. Wells.

(f) During the Transition Period, BLS shall reimburse Mr. Wells for all legal expenses incurred by Mr. Wells in connection with his immigration status and right to work in Barbados, with such legal services to be furnished by such advisors as chosen by BLS.

(g) During the Transition Period, BLS shall provide security personnel to Mr. Wells in Barbados, on terms to be mutually agreed by the parties.

(h) During the Term, Mr. Wells shall be reimbursed for reasonable out-of-pocket business expenses, including travel and entertainment expenses actually and properly incurred by Mr. Wells in the course of performing his services hereunder, upon furnishing to the Corporation (or BLS if during the Transition Period) reasonable supporting statements and vouchers; provided that where, in any financial year, Mr. Wells has been provided with an approved budget, such expenses must not exceed the amount so budgeted without the prior written approval from the Corporation (or BLS if during the Transition Period).

(i) During the Term, the Corporation (or BLS if during the Transition Period) shall provide and pay reasonable expenses related to Mr. Wells’s use of mobile technology, consistent with his usage of such technology on the date of this Agreement, including fees for use of a wireless email device (e.g., a “Blackberry”) and a laptop computer.

ARTICLE VI

Employee/Independent Contractor Status

SECTION 6.01. Employee/Independent Contractor Status.  During the Transition Period, Mr. Wells shall continue to be an employee of BLS, but he shall, throughout the entire Term, be an independent contractor with respect to the Corporation.  Except (a) as otherwise provided herein and (b) as provided in any benefit plans from time to time in effect for members of the Board generally, Mr. Wells is not entitled to any of the benefits that the Corporation provides to its employees.

SECTION 6.02. Tax Reporting.  Mr. Wells shall be solely responsible for taxes and other wage deductions incurred as a result of performing services under this Agreement.  Unless required to do so by applicable law, the Corporation shall not pay or withhold any Federal, state or foreign governmental payroll taxes of any kind, including FICA and FUTA, with respect to its payments to Mr. Wells.  BLS will continue to make the required withholdings in accordance with Barbados law.

ARTICLE VII

Termination

SECTION 7.01. Termination.  The Corporation (or BLS during the Transition Period) may terminate the Term (a) for any reason upon 60 days’ prior written notice to Mr. Wells or (b) for Cause (defined as in the Employment Agreement, but with the references to the Employment Agreement in such definition deemed to be replaced with references to this Agreement) with immediate effect upon written notice to Mr. Wells.  Mr. Wells may terminate the Term for any reason upon 60 days’ prior written notice to the Corporation (and BLS if during the Transition Period).  In the event of any termination of the Term, Mr. Wells shall be entitled to receive any accrued but unpaid payments (including any vested equity awards), and reimbursement for any incurred but unreimbursed expenses, in each case subject to the terms set forth herein, but no other remuneration.  Mr. Wells shall automatically cease to be Non-Executive Chairman on the date of any of the Corporation’s annual general meetings of shareholders held following the date of this Agreement if Mr. Wells is not elected to the Board at such meeting, but if such event shall occur during the Transition Period, this Agreement shall continue in full force and effect with respect to Mr. Wells’s continued employment as President of BLS until the end of the Transition Period, and, notwithstanding anything to the contrary in Article V, he will be entitled to continue to receive his Transition Services Fee for the remainder of the Transition Period but will cease receiving the General Services Fee.

In addition, Mr. Wells agrees to resign from the Board, effective upon the earlier of (1) the date the Board determines the Board’s nominees for election as directors at the 2012 annual general meeting of shareholders, if at that Board meeting, Mr. Wells’s re-nomination as a director has not been approved by at least 70% of the directors then in office excluding Mr. Wells, and (2) the date of the first meeting of the Board following the 2012 annual meeting of shareholders if at that Board meeting, Mr. Wells has not been elected to continue in his capacity as Non-Executive Chairman by the affirmative vote of at least 70% of the directors then in office excluding Mr. Wells, but if such event shall occur during the Transition Period, this Agreement shall continue in full force and effect with respect to Mr. Well’s continued employment as President of BLS until the end of the Transition Period, and, notwithstanding anything to the contrary in Article V, he will be entitled to continue to receive his Transition Services Fee for the remainder of the Transition Period but will cease receiving the General Services Fee.

ARTICLE VIII

Obligations

SECTION 8.01. Confidentiality.  Mr. Wells acknowledges that he remains bound by the terms of the confidentiality agreement, dated April 21, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement has been read, understood and executed by Mr. Wells and which is hereby incorporated by reference.  For a period commencing on the date hereof and ending ten (10) years from the expiration of the Term, the Corporation and BLS shall use reasonable efforts to ensure that their respective directors, executive officers and employees keep confidential any and all information they have about Mr. Wells that is not in the public domain and that they do not divulge in any manner whatsoever any such information to any person, firm, corporation, partnership or similar entities without Mr. Wells’s written authority, provided that this provision shall not restrict the ability of the Corporation’s and BLS’s  respective directors, executive officers or employees to make truthful statements in good faith in response to any governmental inquiry or request for information or otherwise when required by law, including any securities laws, or legal process to do so.

SECTION 8.02. Non-Competition; Non-Solicitation and Hiring.  Mr. Wells acknowledges and agrees that he remains bound by the terms of Sections 4.02 and 4.03 of the Employment Agreement, for the time periods set forth therein (treating the Effective Date as the expiration of the term of the Employment Agreement for such purpose), subject to the terms and conditions set forth in Article IV of the Employment Agreement.

SECTION 8.03. Standards of Business Conduct.  Mr. Wells acknowledges and agrees that he has read and understood and agrees that he remains bound by the Corporation’s Standards of Business Conduct, which is hereby incorporated by reference.

ARTICLE IX

Indemnification

SECTION 9.01. Indemnification.  The Corporation agrees to indemnify and hold Mr. Wells harmless to the fullest extent permitted by applicable law, as in effect at the time of the subject act or omission.  In connection therewith, Mr. Wells shall be entitled to the protection of any insurance policies which the Corporation elects to maintain generally for the benefit of the Corporation’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Mr. Wells in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Corporation and BLS.  This provision shall survive any termination of Mr. Wells’s service hereunder.

ARTICLE X

Interpretation and Enforcement

SECTION 10.01. Section 409A.  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at an earlier date) at the earliest time thereafter when such sanctions shall not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of Mr. Wells’s services under this Agreement may only be made upon Mr. Wells’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall Mr. Wells, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.

Notwithstanding anything herein to the contrary, if, at the time of Mr. Wells’s termination of employment with the Corporation, the Corporation has securities which are publicly traded on an established securities market and Mr. Wells is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Corporation shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Mr. Wells) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. section 1.409A-1(b)(4) and/or the ‘separation pay exception’ under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Mr. Wells’s “separation of service” with the Corporation.  If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to Mr. Wells on the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Corporation.  If Mr. Wells dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Mr. Wells’s estate within 60 days after the date of Mr. Wells’s death.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement shall be for expenses incurred during Mr. Wells’s lifetime (or during a shorter period of time specified in this Agreement), (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

SECTION 10.02. Independent Legal Advice.  Mr. Wells agrees to the terms and conditions of this Agreement having had the opportunity to receive independent legal advice.

SECTION 10.03. Severability.  The parties further acknowledge that if any provision contained in this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

SECTION 10.04. Sections and Headings.  The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 10.05. Number.  In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

SECTION 10.06. Entire Agreement.  This Agreement and the Schedules hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the parties with respect thereto, including the Employment Agreement, except as expressly set forth herein.  There are no representations, warranties, forms, conditions, undertakings or collateral Agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

SECTION 10.07. Amendments and Waivers.  No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in written waiver, shall be limited to the specific breach waived.

SECTION 10.08. Governing Law.  This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario and all legal proceedings contemplated in this Agreement shall be brought in, and be governed by, the laws of the Province of Ontario, without regard to principles of conflicts of law.

SECTION 10.09. Notices.  Any demand, notice or other communication (hereinafter in this section 10.09 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed respectively to the recipients:

To Mr. Wells:	William M. Wells
At the most recent address on file with the Corporation

To the Corporation:	7150 Mississauga Road
Mississauga, Ontario
L5N 8M5

Attn: General Counsel

or such other address or individual as may be designed by notice by either party to the other.  Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of the actual delivery thereof and, if made or given by registered mail, on the third business day following the deposit thereof in the mail.  If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

SECTION 10.10. Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

SECTION 10.11. Assignment.  Mr. Wells may not assign his rights or obligations under this Agreement without the prior written consent of the Corporation and BLS, which consent may not be unreasonably withheld.  The Corporation and BLS may assign this agreement to an affiliate without consent but on notice to Mr. Wells.  Neither the Corporation nor BLS may assign its rights or obligations under this Agreement to any third party other than an affiliate without the prior written consent of Mr. Wells, which consent may not be unreasonably withheld.

SECTION 10.12. Execution of Agreement.  Mr. Wells acknowledges that he has executed this Agreement freely; that he has reviewed his Agreement thoroughly; that he agrees with its contents; that he has been given the opportunity to obtain the benefit of independent legal advice; and that the terms herein are reasonable for the fair protection of Mr. Wells, the Corporation and BLS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Corporation has executed this Agreement on June 20, 2010.

BIOVAIL CORPORATION
by
/s/ Mark Durham
Name: Mark Durham
Title: Senior Vice President, Human Resources and Shared Services

IN WITNESS WHEREOF BLS has executed this Agreement on June 20, 2010.

BIOVAIL LABORATORIES INTERNATIONAL SRL
by
/s/ Sir Louis Tull
Name: Sir Louis Tull
Title: Manager

IN WITNESS WHEREOF Mr. Wells has executed this Agreement on June 20, 2010.

SIGNED, SEALED AND DELIVERED
in the presence of:

/s/ William M. Wells	/s/ Christopher Hall
William M. Wells	Witness

SCHEDULE A

SHARES

75,000 shares held as of the date hereof in Mr. Wells’s Morgan Stanley brokerage account